UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2007

BIOVEST INTERNATIONAL, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-11480	41-1412084
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

377 Plantation Street

Worcester, Massachusetts 01605

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (508) 793-0001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BIOVEST INTERNATIONAL, INC.

FORM 8-K

Item 1.01.	Entry Into a Material Definitive Agreement.

Pursuant to a Secured Promissory Note dated March 31, 2006 (the “Note”) in the original principal amount of $7,799,000 to Laurus Master Fund, Ltd. (“Laurus”), Biovest International, Inc. (the “Company”) was required to make certain interest payments and amortization payments in accordance with the schedule stated in the Note. The Company did not make certain of these payments when due, although Laurus and the Company have reached an agreement whereby such past-due payments would not constitute an event of default and Laurus would continue to forbear while the Company seeks additional financing. Pursuant to this agreement, on March 22, 2007, as reported by the Company in a Form 8-K filed on March 28, 2007, the Company closed a short-term loan transaction in order to fund its operations on an interim basis while the Company continued to seek additional short and/or long-term funding from third parties other than its parent, Accentia Biopharmaceuticals, Inc. No assurance can be given that the required additional short and/or long term funding can be arranged by the Company under favorable terms or at all (see the Company’s Risk Factors set forth in Item 1A of its Annual Report on Form 10-KSB for the year ended September 30, 2006 which are hereby incorporated by reference, along with the other Exchange Act filings of the Company). The new understanding with Laurus was formalized into a letter agreement (the “Letter Agreement”) on March 21, 2007, which Letter Agreement became effective upon payment of approximately $180,000 in past-due interest by the Company on April 17, 2007. In addition to formalizing and continuing Laurus’ forbearance, the Letter Agreement rescheduled future payments due from the Company to Laurus under the Note and granted to Laurus certain royalty payments on sales of the Company’s AutovaxID instruments. Certain material terms of the Letter Agreement are summarized below, subject to the full text of said agreement:

•	Laurus formally waives events of default arising from and continuing under the Note with respect to the unpaid principal and interest payments.

•	Past due and ongoing principal payments on the Note are deferred until August 1, 2007 when the adjusted monthly amortization payment of $267,070 per month will commence.

•

The Company and its subsidiary, AutovaxID, Inc. (“AutovaxID”), granted to Laurus a non-cancelable royalty (the “Laurus Royalty”) equal to three percent (3%) of world-wide net sales of AutovaxID Instruments for a period of five years commencing on the earlier of May 31, 2007 or the completion of a long term financing by the Company. The Company’s royalty payments to Laurus are required to aggregate a minimum of $8 million with $500,000 of the minimum royalty being payable on December 31, 2007 and the balance (if any), less actual royalties paid, being due at the end of the five year royalty term.

•	Upon satisfaction of certain conditions, Laurus consented to the Company seeking and if available entering into bridge loans in an aggregate amount of up to $7 million.

•	The Letter Agreement was subject to certain other conditions which were satisfied on April 17, 2007.

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Additionally, Laurus has agreed, subject to the satisfaction of certain conditions, including the completion of a satisfactory financing by the Company, that it will limit the future resale of its shares of the Company’s common stock, for a period of two years or three years and until the results of the Company’s Phase 3 clinical trial for BiovaxID are publicly announced, subject to allowance of certain limited volume of trading activity after two years from the date of closing of an acceptable financing transaction.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Form 8-K.

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

BIOVEST INTERNATIONAL, INC.

	By:	/s/ Steven Arikian M.D.
Steven Arikian, M.D.
Chief Executive Officer
Date: April 19, 2007

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EXHIBIT INDEX

Exhibit Number	Description
10.1	Letter-Agreement between the Company and Laurus Master Fund, Ltd. effective as of April 17, 2007

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